UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

June 25, 2020

Date of Report (Date of earliest event reported):

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue, Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 944-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.01 par value	INTU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 25, 2020, Intuit Inc. (“Intuit”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein. The Underwriting Agreement provides for the issuance and sale by Intuit of $500.0 million aggregate principal amount of its 0.650% Senior Notes due 2023 (the “2023 Notes”), $500.0 million aggregate principal amount of its 0.950% Senior Notes due 2025 (the “2025 Notes”), $500.0 million aggregate principal amount of its 1.350% Senior Notes due 2027 (the “2027 Notes”) and $500.0 million aggregate principal amount of its 1.650% Senior Notes due 2030 (the “2030 Notes” and, together with the 2023 Notes, the 2025 Notes and the 2027 Notes, the “Notes”).

The Underwriting Agreement contains customary representations, warranties and covenants. These representations, warranties and covenants are not representations of factual information to investors about Intuit or its subsidiaries, and the sale of any Notes pursuant to the Underwriting Agreement is not a representation that there has not been any change in the condition of Intuit. The foregoing description of the terms of the Underwriting Agreement is not complete and is subject to, and qualified in its entirety by reference to, the complete terms and conditions of the Underwriting Agreement, which is filed as Exhibit 1.1 and is incorporated by reference herein.

On June 29, 2020, Intuit completed its issuance and sale of the Notes pursuant to the Underwriting Agreement and an Indenture dated as of June 29, 2020 (the “Base Indenture”), between Intuit and U.S. Bank National Association, as trustee, together with the officer’s certificate, dated June 29, 2020 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”). The Notes were issued and sold under Intuit’s effective shelf registration statement on Form S-3 (Registration No. 333-239397) filed with the Securities and Exchange Commission on June 23, 2020, a related preliminary prospectus supplement dated June 25, 2020, and a final prospectus supplement dated June 25, 2020.

Intuit estimates that the net proceeds from the offering will be approximately $1.98 billion, after deducting the underwriting discount and estimated offering expenses payable by Intuit. Intuit may use a portion of the net proceeds from this offering to finance a portion of the costs associated with Intuit’s potential acquisition of Credit Karma, Inc. In addition, Intuit intends to use net proceeds for general corporate purposes, which may include funding the repayment or redemption of outstanding debt, ongoing operations, capital expenditures and other possible acquisitions of businesses or assets or strategic investments.

The Notes are senior unsecured obligations of Intuit and rank equally with all existing and future unsecured and unsubordinated indebtedness of Intuit. Interest on the Notes is payable on January 15 and July 15 of each year through maturity, beginning on January 15, 2021. The 2023 Notes will mature on July 15, 2023, the 2025 Notes will mature on July 15, 2025, the 2027 Notes will mature on July 15, 2027 and the 2030 Notes will mature on July 15, 2030. The Notes are redeemable at the option of Intuit, at any time in whole or from time to time in part, at the applicable dates of redemption and applicable redemption prices specified in the forms of Note included in Exhibits 4.3, 4.4, 4.5 and 4.6 hereto (together, the “Forms of Note”).

In addition, if a Change of Control Triggering Event (as defined in the Forms of Note) occurs with respect to the Notes, Intuit will be required, subject to certain exceptions, to make an offer to purchase all or any part of the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, on such Notes to, but excluding, the repurchase date. The Indenture also contains certain other covenants (including certain limited covenants restricting Intuit’s ability to incur certain liens and enter into certain sale and leaseback transactions), events of default and other customary provisions.

The foregoing description of the terms of the Notes is not complete and is subject to, and qualified in its entirety by reference to, the complete terms and conditions of the Base Indenture and the Officer’s Certificate (including the Forms of Note included therein), which are filed as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 hereto, respectively, and are incorporated by reference herein. In connection with the issuance of the Notes, Fenwick & West LLP provided Intuit with the legal opinion attached hereto as Exhibit 5.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement, dated as of June 25, 2020, among Intuit and BofA Securities, Inc. and J.P. Morgan Securities LLC.

4.1	Indenture, dated as of June 29, 2020, between Intuit and U.S. Bank National Association, as trustee.

4.2	Officer’s Certificate pursuant to the Indenture, dated as of June 29, 2020.

4.3	Form of 0.650% Senior Note due 2023 (included in Exhibit 4.2).

4.4	Form of 0.950% Senior Note due 2025 (included in Exhibit 4.2).

4.5	Form of 1.350% Senior Note due 2027 (included in Exhibit 4.2).

4.6	Form of 1.650% Senior Note due 2030 (included in Exhibit 4.2).

5.1	Opinion of Fenwick & West LLP relating to the Notes.

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2020	INTUIT INC.

	By:	/s/ Michelle M. Clatterbuck
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer